Exhibit 10.31.1

AMENDMENT

THIS AMENDMENT (the “Amendment”) is entered into as of March 1, 2005, by and between Nationwide Mutual Insurance Company (the “Company”) and Gregory Lashutka (the “Executive”).

WHEREAS the Company and the Executive have entered into an Employment Agreement dated as of January 1, 2000 (the “Employment Agreement”), and the parties now wish to amend the Employment Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree that the Employment Agreement is amended as follows:

1. Section 2.3(b)(vi) is hereby amended to revise the last two sentences to read as follows:

The benefits under this subsection (vi) shall be paid in the same forms and at the same times as Executive’s benefits under the applicable Plans described above are paid (or would have been paid had Executive’s interest in the applicable Plans been fully vested). The benefits payable under this subsection (vi) and subsection (vii) below shall not result in any duplication of benefits.

2. Section 2.3(b)(vii) is amended by revising the last sentence to read as follows:

The benefits under this subsection (vii) shall be paid in the same forms and at the same times as Executive’s benefits under the applicable Plans described above are paid (or would have been paid had Executive’s interests in the applicable Plans been fully vested).

3. Section 3.4(b)(vii) is revised by amending the last sentence to read as follows:

The benefits under this subsection (vii) shall be paid in the same forms and at the same times as Executive’s benefits under the applicable Plans described above are paid (or would have been paid had Executive’s interests in the applicable Plans been fully vested), as in effect immediately before the Change of Control.

4. In all respects not amended, the Employment Agreement is hereby ratified and confirmed.

WITNESS the following signatures:

NATIONWIDE MUTUAL INSURANCE
COMPANY

By:
Gregory Lashutka

Date	Name:

Title:

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